Exhibit 24


                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Samuel Zell, has authorized and designated Geoffrey G. Jervis to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Capital Trust, Inc. (the "Company"). The authority of Geoffrey G. Jervis under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Geoffrey G. Jervis is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.


Date:  May 26, 2005

/s/ Samuel Zell
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Samuel Zell